Exhibit 99.1

December 20, 2010

To Our Shareholders:

Measurable progress has been made since our last communication two months ago and we have some significant events to report.  We remain steadfast in resolving our regulatory and financial issues and are committed to communicating our progress with all of our stakeholders:  shareholders, customers, employees and friends of First National Community Bank.

On September 1, 2010, we entered into a Consent Order (CO) with the Office of the Comptroller of the Currency (OCC) and meeting or exceeding the requirements of the CO remains the primary focus of our entire organization. Without reservation, we can report that significant progress has been made in that regard, but equally important, we are putting forth great effort to enhance the relationship between FNCB and our primary industry regulator. Improving our relationship with the OCC is an important factor as we work to meet the remaining requirements of the CO and rebuild the Company’s financial strength.  As anticipated, we also entered into a Written Agreement (Agreement) with the Federal Reserve Bank of Philadelphia on November 24, 2010. We expect that the requirements of this Agreement will foster an atmosphere that will assist us in our rebuilding efforts.

On October 27, 2010, the Audit Committee of the Board of Directors dismissed Demetrius & Company, L.L.C., as the Company’s independent auditor.  Based upon the recommendation of our current management team, it was concluded that the Company’s financial statements for 2009, as well as the reports for the first two quarters of 2010, should no longer be relied upon. To remedy this issue, KPMG LLP, an international audit, tax and advisory firm, was immediately engaged to assist the Company with our evaluation of these financial statements and internal controls. On December 15, 2010, we announced the engagement of McGladrey & Pullen, LLP, a national U.S. accounting firm, to serve as the Company’s ongoing independent auditor. These steps reaffirm our commitment to create systems, plans, policies and procedures that will enhance the Bank’s long-term competitiveness and financial performance. With the assistance of KPMG LLP and the engagement of McGladrey & Pullen, LLP, we intend to move quickly in order to complete the restatement process for 2009 and the first and second quarters of 2010, and file our third quarter financial results for 2010.

William Conaboy resigned from the Board of Directors on November 10, 2010, a position he held since 1998. Bill cited the ever increasing demands of being President and Chief Executive Officer of Allied Services, a position he was elected to in December 2009. He has been a great contributor to our Board during the past 12 years, and we thank him for his dedicated and valuable service. The Board is currently conducting a search to identify qualified candidates to serve as directors. We plan to announce the appointment of one or more new directors to the Board in the near future.

We continue to take steps to strengthen our management team, as demonstrated by the addition of Edward J. Lipkus III, CPA as Chief Financial Officer in September, and the appointment of David Keim as Chief Credit Officer in August. With Ed’s appointment, we added a seasoned financial executive who had served as Chief Financial Officer for First Commonwealth Financial Corporation, a $6 billion asset bank holding company in Indiana, PA. His experience with capital market transactions, executing strategic growth initiatives, and regulatory and SEC financial reporting provide valuable and needed expertise for FNCB. With the addition of Dave Keim, we added industry knowledge reflecting his more than three decades of banking experience, most recently with Heartland Financial, USA a multi-bank holding company with $4 billion in assets and locations in eight states. His operational focus and experience developing the enterprise risk management process as well as his prior experience as a Chief Credit Officer at other financial institutions has positioned us to elevate our institution’s credit function.

Addressing the Bank’s asset quality issues remains a pivotal step in our journey back to sound financial footing. However, any process for cleansing our asset base requires us to accept some negative short term effects before we can put ourselves in a position to achieve the desired future financial benefits. For the nine months ended September 30, 2010, we took bold actions to resolve these issues and mitigate the potential future impact that our current asset quality problems could have on the Bank’s profitability. The bold actions included a substantial loan loss provision of over $26 million; a $19 million other than temporary impairment charge for the remaining trust preferred securities in our investment portfolio; and the liquidation of the Bank’s entire $14 million private label mortgage backed securities portfolio.  Our evaluation of these items for possible further adjustments will continue through the end of 2010.  Because the restatement process is continuing, some of these charges may be carried back to prior periods.  Furthermore, we are in the process of completing our evaluation of the impact, if any, these charges may have on our Goodwill and Deferred Tax assets.  The result of these actions is a healthier balance sheet for FNCB.  We believe that this approach positions the Bank to return to profitability.

The Company recently received notification from the Financial Industry Regulatory Authority (FINRA) indicating that the Company’s common stock will not be eligible for continued quotation on the OTC Bulletin Board after December 17, 2010. This determination was based solely on the delay in filing the Company’s 10Q for third quarter 2010. As mentioned above, the engagement of McGladrey & Pullen, LLP will enable the Company to move quickly to complete the restatement process for the earlier reporting periods, at which time we’ll also file our third quarter 10Q for 2010. Once we have completed this process, we plan to immediately petition to return FNCB shares to full quotation status on the OTC Bulletin Board. Until then our shares will be quoted on the Pink Sheets under the symbol “FNCB.”  You should be able to trade our stock through your broker in the same manner as before we moved to the pink sheets. Please note that some quote sources may require you to include an extension, such as “FNCB.PK” when searching for a quote.

These are tough and challenging times for FNCB and the many families and businesses in our region; however, we continue to be a market leader in the communities we serve.  As of June 30, 2010, your Bank ranked 3rd out of 25 institutions in the Scranton-Wilkes Barre Metropolitan Statistical Area (MSA) with total deposits in excess of $1 billion.

In the coming months and years, FNCB will remain fully invested in our customers and the communities we serve, and we’ll remain the “go to” community bank for this region.  We extend our thanks and appreciation for the support that we’ve received from our shareholders, customers, employees and friends during this time. Your allegiance is very gratifying, and reflective of the 100 year commitment that First National Community Bank has had to Northeastern Pennsylvania.

Yours truly,

/s/ Dominick L. DeNaples	/s/ Jerry A. Champi

Dominick L. DeNaples	Jerry A. Champi
Chairman	Interim Vice President and Chief Executive Officer